EXHIBIT 8(C)
                                  ------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                               Between and Among

                          OnCOURSE TECHNOLOGIES, INC.
                        (a Nevada business corporation)

                                 as the Parent

                                CIMTRONICS, INC.
                       (an Arizona business corporation)

                               as the Subsidiary

                                      and

                   E. MICHAEL ZAWORSKI and SHERRI G. ZAWORSKI
                       (individual residents of Arizona)

                         as the Subsidiary Shareholders

                           Dated: September 30, 1999

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement"), dated as of September 30, 1999, between and among OnCOURSE TECHNOLOGIES, INC., a Nevada corporation ("Parent"), CIMTRONICS, INC., an Arizona corporation ("Subsidiary"), and E. MICHAEL ZAWORSKI and SHERRI G. ZAWORSKI, individual residents of Arizona and all of the shareholders of Subsidiary (the "Subsidiary Shareholders").

                                    RECITALS
                                    --------

     A. OnCOURSE TECHNOLOGIES, INC., the acquiring corporation, is a Nevada business corporation incorporated under and in accordance with the provisions of the Nevada Private Corporations Law (NRS SectionSection 78.010 et seq.). The address of its current registered office in Nevada is Resident Agents of Nevada, Inc., 711 S. Carson, Suite 4, Carson City, Nevada, 89701.

     B. CIMTRONICS, INC., the acquired corporation, is an Arizona business corporation incorporated under and in accordance with the provisions of the Arizona Business Corporation Act (ARS SectionSection 10-101 et seq.). The address of its current registered office in Arizona is 7434 East Stetson Drive, Suite C165, Scottsdale, Arizona, 85251.

     C. Parent, Subsidiary and Subsidiary Shareholders desire that Parent acquire Subsidiary by the exchange of some of the stock of Parent for all of the outstanding shares of stock of Subsidiary (the "Exchange").

     D. The Boards of Directors of Parent and Subsidiary have approved the Exchange and recommended it to their respective shareholders upon the terms and subject to the conditions set forth herein and in the Plan of Exchange, Exhibit "A" attached hereto and made a part hereof (the "Plan of Exchange").

     E. For federal income tax purposes, it is intended that the Exchange shall qualify as a tax free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     F. The parties to this Reorganization Agreement desire to establish the manner and basis of exchanging the shares of Subsidiary for the shares of Parent, and each of the parties hereto desires to make certain representations, warranties and agreements in connection with the Exchange and also to prescribe various conditions thereto.

                                   AGREEMENT

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE
                                  ------------

     Section 1.01   The Exchange
     ---------------------------
     (a) At the Effective Time (as defined in Section 1.02) and subject to the terms and conditions of this Reorganization Agreement and the Plan of Exchange, Subsidiary Shareholders shall endorse and deliver to Parent Five Hundred (500) shares of voting common stock of Subsidiary, representing all of its then issued and outstanding shares (the "Subsidiary Common Stock"). On the same date, Parent shall issue and deliver to Subsidiary Shareholders, as tenants by the entireties, Three Hundred Seven Thousand Six Hundred and Ninety-two (307,692) shares of voting common stock of Parent (the "Parent Common Stock").

     (b) On and after the Effective Time, Subsidiary will continue to be governed by the laws of the State of Arizona, and the separate corporate existence of Subsidiary and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the Arizona Business Corporation Act, will continue unaffected by the Exchange.

     (c) The Exchange will have the effects specified by the Arizona Business Corporation Act and the Nevada Private Corporations Law.

     Section 1.02   Effective Time. As soon as practicable following fulfillment
     ------------   --------------
of the conditions specified in Sections 4.05 and 5.05 hereof and provided that this Reorganization Agreement has not been terminated or abandoned pursuant to
Section 7.01 hereof or the Plan of Exchange has not been terminated or abandoned pursuant to Section 3.01 thereof, Parent and Subsidiary will execute and cause Articles of Exchange substantially in the form of Exhibit "B" attached hereto and made a part hereof (the "Articles of Exchange"), to be filed with the Secretary of State of Nevada as provided in Section 200 of Chapter 92A of the Nevada Private Corporations Law (NRS Section92A.200) and with the Arizona Corporation Commission as provided in Section 10-122 of the Arizona Business Corporation Act (ARS Section10-122). The Articles of Exchange and the Plan of Exchange shall become effective on September 30, 1999 at 11:59:59 PM Pacific Standard Time (the "Effective Time") unless otherwise agreed by the parties hereto in writing prior to such Effective Time.

     Section 1.03   Restricted Securities. The Parent Common Stock to be issued
     ------------   ---------------------
hereunder, upon issuance and transfer to the Subsidiary Shareholders, will not have been "registered" and therefore will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder. By execution of this Reorganization Agreement, each of the Subsidiary Shareholders agrees, represents and warrants that (a) his or her acquisition of the Parent Common Stock hereunder is for investment only, for his or her own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the 1933 Act;
(b) that his or her Parent Common Stock may not be transferred or disposed of unless the Parent receives an opinion of Subsidiary Shareholders' counsel, at the request of the President of Parent, satisfactory to Parent and its counsel, that such transfer or other disposition can be made without registration under the 1933 Act and all applicable federal and state securities laws; and (c) that he or she will not sell or otherwise dispose of any of his or her Parent Common Stock without compliance with this Reorganization Agreement and either registration under or other compliance with the aforesaid Act, all other applicable federal and state securities laws, and the rules and regulations thereunder. Parent Common Stock to be issued hereunder shall bear a legend substantially as follows:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL, AT THE REQUEST OF THE PRESIDENT, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH TRANSFER OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. BY ACQUIRING THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, THE STOCKHOLDER REPRESENTS THAT HE HAS ACQUIRED SUCH SHARES OF STOCK FOR INVESTMENT AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THE SHARES OF STOCK WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACT AND THE RULES AND REGULATIONS THEREUNDER.

                                   ARTICLE II

                                 THE SUBSIDIARY
                                 --------------

     Section 2.01   Articles of Incorporation. The Articles of Incorporation of
     ------------   -------------------------
Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Subsidiary immediately after the Effective Time until amended in accordance with the Arizona Business Corporation Act.

     Section 2.02   Bylaws. The Bylaws of Subsidiary as in effect immediately
     ------------   ------
prior to the Effective Time shall be the Bylaws of the Subsidiary immediately after the Effective Time until amended in accordance with the provisions of said Bylaws and the Articles of Incorporation of the Subsidiary.

     Section 2.03   Board of Directors. The sole Director of Subsidiary
     ------------   ------------------
immediately prior to the Effective Time shall continue to be the sole Director of Subsidiary immediately after the Effective Time until his successor or successors shall be elected and duly qualified, or until his death, resignation or removal.

                                  ARTICLE III

                            CONTINGENT CONSIDERATION
                            ------------------------

     Section 3.01   Contingent Consideration. Within ninety (90) days following
     ------------   ------------------------
the end of each of the five (5) calendar years after the Effective Time (the "Contingent Consideration Period"), if the Subsidiary shall have Net Profits for the immediately preceding calendar year, then additional shares of Parent Common Stock aggregating in Fair Market Value, as defined in Section 3.03 below, equal to such Net Profits shall be issued by Parent and delivered to Subsidiary Shareholders (the "Contingent Consideration"). Any shares not earned by application of this provision by the end of the Contingent Consideration Period shall not be delivered. The rights of Subsidiary Shareholders to receive such Contingent Consideration shall not be assignable. The maximum number of shares of Parent Common Stock which may be issued as Contingent Consideration hereunder shall be Three Hundred Seven Thousand Six Hundred and Ninety-two (307,692) shares.

     Section 3.02   Sale of Business Contingency. If at any time during the
     ------------   ----------------------------
Contingent Consideration Period, Parent or Subsidiary sell or in any other manner transfer or convey all or a substantial part of Parent's interest in Subsidiary, substantially all of the assets of Subsidiary, or substantially all of the Subsidiary business, at a time when the number of additional shares of Parent Common Stock issued to Subsidiary Shareholders pursuant to Section 3.01 above aggregates less than Three Hundred Seven Thousand Six Hundred and Ninety-two (307,692) shares, Parent shall forthwith, and prior to or contemporaneous with any such transfer or conveyance, issue and deliver to Subsidiary Shareholders such additional shares of Parent Common Stock as shall be required to aggregate Three Hundred Seven Thousand Six Hundred and Ninety-two (307,692) shares of Contingent Consideration to Subsidiary Shareholders.

     Section 3.03   "Fair Market Value" Defined. For the purpose of Section 3.01
     ------------   ---------------------------
above, the "Fair Market Value" of Parent Common Stock for each calendar year shall be determined as of the last day of such calendar year in accordance with this Section 3.03. The determination of Fair Market Value for each year of the Contingent Consideration Period shall be made by independent certified public accountants regularly employed by Parent for the purpose of preparing the financial reports of Parent. The Fair Market Value of Parent Common Stock (whether listed or unlisted) as of any valuation date shall be the mean between the highest and lowest selling prices quoted on the valuation date. If only the closing selling prices are available, then the Fair Market Value shall be the mean between the quoted closing selling price on the valuation date and on the trading day before the valuation date. If there were no sales on the valuation date, the Fair Market Value shall be the mean between the highest and lowest selling prices on the nearest trading date before and the nearest trading date after the valuation date, adding or subtracting (whichever applies) the prorated part of the difference to or from the mean price figured for the nearest trading date before the valuation date. If no actual sales were made within six (6) months of the valuation date, the same computation shall be made using the mean between the bona fide bid and asked prices instead of sales prices. If actual sales prices or bona fide bid and asked prices are available within six (6) months before the valuation date but not after the valuation date, or vice versa, the mean between the highest and lowest sales prices or bid and asked prices shall be used as the Fair Market Value. If the Parent Common Stock was listed on more than one stock exchange, the above computation shall use either the records of the exchange where the stock is principally traded or the composite listing of combined exchanges, if available, in a publication of general circulation. In the event none of the foregoing is applicable, the Fair Market Value of Parent Common Stock shall be fifteen (15) times its consolidated earnings per share as of the valuation date.

     Section 3.04   "Net Profits" Defined. For the purpose of this
     ------------   ---------------------
Reorganization Agreement, "Net Profits" for each calendar year shall be as defined and computed in accordance with generally accepted accounting principles applied on a consistent basis from year to year. The determination of Net Profits shall include net losses from any one or more years of the Contingent Consideration Period, but shall not include net losses prior to such Contingent Consideration Period. The determination of Net Profits for each year of the Contingent Consideration Period and the computation of Contingent Consideration shall be made by independent certified public accountants regularly employed by Parent for the purpose of preparing the financial reports of Parent. The term "Net Profits" shall include the Net Profits of Subsidiary and the Net Profits of such other subsidiary or subsidiaries and such division or divisions of Parent as are then carrying on any part of the business formerly carried on by Subsidiary (herein referred to as the Subsidiary Business) to the extent such Net Profits of such subsidiary or subsidiaries and such division or divisions of Parent derived from the Subsidiary Business. If Parent or any division, subsidiary, or affiliate of Parent or Subsidiary in any manner directly or indirectly sells, deals in or manufactures software or performs services which were not previously sold, dealt in, manufactured or performed by Parent or such division, subsidiary, or affiliate of Parent but which were previously sold, dealt in, manufactured or performed by Subsidiary, or which are marketed under the trade name "Cimtronics", or any product or service trade name utilized by Subsidiary, but not utilized by Parent or any division, subsidiary, or affiliate of Parent, prior to the Effective Time, or any variant thereof, Parent or such division, subsidiary, or affiliate shall be conclusively presumed to be carrying on a part of Subsidiary Business.

     Section 3.05   Reports; Arbitration of Disputes. The Subsidiary
     ------------   --------------------------------
Shareholders shall be entitled to receive on or before April 15 of each year of the Contingent Consideration Period and the next calendar year following the end of the Contingent Consideration Period, or until Parent shall have issued and delivered to Subsidiary Shareholders the maximum Contingent Consideration, whichever is the earlier, (a) financial statements of Subsidiary, including at least a balance sheet and an income statement as of the end of each calendar year, prepared on the basis of generally accepted accounting principles consistently applied, which may be consolidated statements of Parent, Subsidiary, and any other subsidiaries of Parent provided that such financial statements include a balance sheet and income statement for the Subsidiary; and
(b) an appropriate written report prepared by the independent certified public accountants of Parent, which report shall show the Fair Market Value of Parent Common Stock, computed in accordance with Section 3.03 hereof, and Net Profits for the calendar year then ended computed in accordance with Section 3.01 and
3.02 hereof, as well as a statement of the number of shares of Parent Common Stock previously issued to Subsidiary Shareholders each year as Contingent Consideration and the number of shares of Parent Common Stock to be issued to Subsidiary Shareholders for the immediately preceding calendar year. The computations made by such independent certified public accountants shall be final and conclusive unless one or both Subsidiary Shareholders shall, by written notice to Parent, within thirty (30) days after receipt of any such statement, have made objection thereto. In the event the objecting Subsidiary Shareholder(s) and Parent are unable to resolve any disputes as to the proper amount of Net Profits for any one year, within thirty (30) days after receipt by Parent of the written objection by the objecting Subsidiary Shareholder(s), the objecting Subsidiary Shareholder(s) and/or Parent may submit such dispute to arbitration in Carson City, Nevada (or such other place as Parent and the objecting Subsidiary Shareholder(s) may mutually agree) under the rules then obtaining of the American Arbitration Association, and judgment upon any award in such arbitration may be entered in any court having jurisdiction thereof.

     Section 3.06   Changes in Capital Structure. In the event there is any
     ------------   ----------------------------
change in the Parent Common Stock by reason of a stock dividend issued with respect to Parent Common Stock, or a recapitalization, reclassification, stock split, or combination of shares with respect to such Parent Common Stock, or if the outstanding Parent Common Stock should, by reason of a merger, consolidation, liquidation or other reorganization, be exchanged for other shares of Parent or of another corporation which is a party to such transaction, the shares to be issued and delivered to Subsidiary Shareholders as Contingent Consideration under Sections 3.01 and 3.02 of this Reorganization Agreement shall be the shares into or for which the Parent Common Stock to be issued and delivered under this Reorganization Agreement would have been changed or exchanged had such shares already been issued and delivered to Subsidiary Shareholders and become outstanding at the time of such event.

     Section 3.07   Termination of Contingent Consideration. In the event of
     ------------   ---------------------------------------
termination of either or both of the Employment Agreements (as defined in Section 6.02 below) for any reason, the Contingent Consideration Period shall automatically terminate as of the first (1st) day of the calendar year of the termination of the Employment Agreement(s), and any Contingent Consideration not earned prior to such date shall terminate.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

     Parent represents and warrants to Subsidiary, as of the date hereof and the Effective Time, which representations and warranties shall survive the Exchange, as follows:

     Section 4.01   Organization. Parent is duly organized and validly exists as
     ------------   ------------
a business corporation under the laws of the State of Nevada, and it is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. The character and location of the assets now owned or regularly leased by Parent in the conduct of its business and the nature of the business as now transacted by it do not require qualification as a foreign corporation in any jurisdiction in which it is not so registered. As soon as practicable after the execution of this Reorganization Agreement, but in any event within five (5) days after execution hereof, Parent will deliver to Subsidiary true and correct copies of its Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws shall not be amended prior to the Effective Time without the prior written consent of Subsidiary and Subsidiary Shareholders.

     Section 4.02   Capital Stock. The authorized capital stock of Parent
     ------------   -------------
consists of one hundred million (100,000,000) shares of common stock, par value one tenth of a cent ($0.001) per share, of which Twenty-two Million Five Hundred Eighteen Thousand and One (22,518,001) shares are validly issued, fully paid, non-assessable and outstanding and none of which are issued in violation of the preemptive rights of any shareholder. In addition, Parent has issued and outstanding four hundred thousand (400,000) Redeemable Common Stock Purchase Warrants entitling each Warrant Holder to purchase on or before December 31, 1999 one (1) share of Parent common stock per Purchase Warrant for the sum of one dollar and fifty cents ($1.50). Secondly, pursuant to Article IV of an Agreement and Plan of Reorganization dated July 23, 1998, Parent granted four million (4,000,000) shares of its voting common stock as contingent consideration to the Majority Target Shareholder and Minority Target Shareholder defined therein. Lastly, pursuant to Article III of an Agreement and Plan of Reorganization dated December 30, 1998, Parent granted three hundred thousand (300,000) shares of its voting common stock as contingent consideration to the Subsidiary Shareholder defined therein. There are no other securities, subscriptive rights, warrants, options, contracts, understandings or commitments providing for issuance of, or granting rights to acquire any capital stock of Parent or securities convertible into or exchangeable for capital stock of Parent.

     Section 4.03   Financial Statements. Parent has delivered to Subsidiary
     ------------   --------------------
copies of its financial statements for the period(s) indicated therein ("Parent's Financial Statements"). Parent's Financial Statements present fairly the financial condition of Parent as of the dates indicated thereon.

     Section 4.04   Assets and Business. The business of Parent is substantially
     ------------   -------------------
as described in Parent's Financial Statements. To the knowledge and belief of Parent, Parent has good and marketable title to all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible (including by way of example and not limitation all patents, copyrights and other intellectual property), owned by or used in its business, and which is material to the operation of that business including those reflected on Parent's Financial Statements (except as since sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for: (a) liens reflected on Parent's Financial Statements as securing specified liabilities (with respect to which no default exists); (b) liens for current taxes and assessments not in default; and (c) liens arising by operation of law of which, except to the extent disclosed on Parent's Financial Statements, Parent has no knowledge of any such liens existing.

     Section 4.05   Authority. On or before the Effective Time, Parent will have
     ------------   ---------
taken all necessary legal action to approve the execution and delivery of this Reorganization Agreement and the performance of its obligations hereunder and all transactions contemplated hereby will have been duly authorized by all requisite corporate action on the part of Parent and the Directors and Shareholders of Parent, and no further authorization, approval or consent is or shall be necessary.

     Section 4.06   Legal Actions. There are no legal actions, suits,
     ------------   -------------
arbitrations, or other legal, administrative or other governmental proceedings pending or threatened against Parent, its properties, assets or business, and Parent is unaware of any fact which might result in such action, suit, arbitration or other proceeding.

     Section 4.07   Operation Pending Closing. On and after execution hereof and
     ------------   -------------------------
until the Effective Time, Parent will not enter into any transaction or perform any act that would constitute a material adverse breach of the representations, warranties or agreements contained herein and Parent and its officers and employees, will comply with all applicable material provisions of this Reorganization Agreement. On and after execution hereof and until the Effective
Time:

     (a) Parent will afford to the officers and authorized representatives of Subsidiary access to the plants, properties, books and records of Parent and will furnish Subsidiary with such additional financial and operating data and other information as to the business and properties of the Parent as Subsidiary may from time to time reasonably request.

     (b) Parent will cooperate with Subsidiary, its representatives and counsel in the preparation and execution of any documents or other material which may be required in connection with the Exchange.

     (c) Parent will: (1) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting; (2) maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted; (3) perform all its material obligations under agreements relating to or affecting its assets, properties and rights; (4) keep in full force and effect present insurance policies or other comparable insurance coverage; and (5) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it.

     (d) Without the prior written consent of Subsidiary and Subsidiary Shareholders, Parent will not: (1) make any change in its Articles of Incorporation or Bylaws; (2) issue any securities; (3) declare or pay any dividend or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock; (4) enter into any contract or commitment or incur any liability or make any capital expenditures except in the normal course of business; (5) increase the compensation payable or to become payable to any officer, employee or agent, or make any bonus payment to any such person; (6) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (7) sell, assign, lease, license or otherwise transfer or dispose of any property or equipment except in the normal course of business; or (8) merge, consolidate or otherwise reorganize or agree to merge or consolidate or otherwise reorganize with or into any other corporation or entity.

                                   ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND SUBSIDIARY SHAREHOLDER
    -----------------------------------------------------------------------

     Subsidiary and each of the Subsidiary Shareholders jointly and severally represent and warrant to Parent, as of the date hereof and the Effective Time, which representations and warranties shall survive the Exchange, as follows:

     Section 5.01   Organization. Subsidiary is duly organized and validly
     ------------   ------------
exists as a business corporation under the laws of the State of Arizona, and it is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. The character and location of the assets now owned or regularly leased by Subsidiary in the conduct of its business and the nature of the business as now transacted by it do not require qualification as a foreign corporation in any jurisdiction in which it is not so registered. As soon as practicable after the execution of this Reorganization Agreement, but in any event within five (5) days after execution hereof, Subsidiary will deliver to Parent true and correct copies of its Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws shall not be amended prior to the Effective Time without the prior written consent of Parent. Subsidiary Shareholder E. Michael Zaworski is the sole director and Subsidiary Shareholders are all of the officers of Subsidiary.

     Section 5.02   Capital Stock. The authorized capital stock of Subsidiary
     ------------   -------------
consists of One Hundred Thousand (100,000) shares of voting common stock, par value One ($1.00) Dollar per share, of which Five Hundred (500) shares are validly issued, fully paid, non-assessable and outstanding and none of which are issued in violation of the preemptive rights of any shareholder. There are no other securities, subscriptive rights, warrants, options, contracts, understandings or commitments providing for issuance of, or granting rights to acquire any capital stock of Subsidiary or securities convertible into or exchangeable for capital stock of Subsidiary. Subsidiary Shareholders are all of the shareholders of Subsidiary, owning Five Hundred (500) shares as joint tenants.

     Section 5.03   Financial Statements. Subsidiary has delivered to Parent
     ------------   --------------------
copies of the its financial statements for the period(s) indicated therein ("Subsidiary's Financial Statements"). Subsidiary's Financial Statements present fairly the financial condition of Subsidiary as of the dates indicated thereon.

     Section 5.04   Assets and Business. The business of Subsidiary is
     ------------   -------------------
substantially as described in Subsidiary's Financial Statements. To the knowledge and belief of Subsidiary and Subsidiary Shareholders, except as disclosed in writing to Parent prior to execution hereof, Subsidiary has good and marketable title to all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible (including by way of example and not limitation all patents, copyrights and other intellectual property), owned by or used in its business, and which is material to the operation of that business including those reflected on Subsidiary's Financial Statements (except as since sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for: (1) liens reflected on Subsidiary's Financial Statements as securing specified liabilities (with respect to which no default exists); (2) liens for current taxes and assessments not in default; and (3) liens arising by operation of law of which, except to the extent disclosed on Subsidiary's Financial Statements, the Subsidiary and Subsidiary Shareholders have no knowledge of any such liens existing. By way of example and not limitation, except as disclosed in writing to Parent prior to execution hereof, Subsidiary is the exclusive owner of any and all copyrights, patents, trade secrets and know how and other proprietary rights relating to all software and computer products it produces and sells.

     Section 5.05   Authority. On or before the Effective Time, Subsidiary and
     ------------   ---------
Subsidiary Shareholders will have taken all necessary legal action to approve the execution and delivery of this Reorganization Agreement and the performance of their obligations hereunder and all transactions contemplated hereby will have been duly authorized by all requisite corporate action on the part of Subsidiary and the Directors and Shareholders of Subsidiary, and no further authorization, approval or consent is or shall be necessary. Each of Subsidiary Shareholders agrees to vote all of his or her Subsidiary Common Stock in favor of the Plan of Exchange.

     Section 5.06   Legal Actions. There are no legal actions, suits,
     ------------   -------------
arbitrations, or other legal, administrative or other governmental proceedings pending or threatened against Subsidiary, its properties, assets or business, and neither Subsidiary nor Subsidiary Shareholders is aware of any fact which might result in such action, suit, arbitration or other proceeding.

     Section 5.07   Operation Pending Closing. On and after execution hereof and
     ------------   -------------------------
until the Effective Time, Subsidiary will not, Subsidiary Shareholders will not, and Subsidiary Shareholders will not cause Subsidiary to, enter into any transaction or perform any act that would constitute a material adverse breach of the representations, warranties or agreements contained herein and Subsidiary Shareholders and Subsidiary and its officers and employees will comply, and Subsidiary Shareholders will cause Subsidiary to comply, with all applicable material provisions of this Reorganization Agreement. On and after execution hereof and until the Effective Time:

     (a) Subsidiary and Subsidiary Shareholders will afford to the officers and authorized representatives of Parent access to the plants, properties, books and records of Subsidiary and will furnish Parent with such additional financial and operating data and other information as to the business and properties of the Subsidiary as Parent may from time to time reasonably request.

     (b) Subsidiary and Subsidiary Shareholders will cooperate with Parent, its representatives and counsel in the preparation and execution of any documents or other material which may be required in connection with the Exchange.

     (c) Subsidiary will, and Subsidiary Shareholders will cause Subsidiary, to:
     (1) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting; (2) maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted; (3) perform all its material obligations under agreements relating to or affecting its assets, properties and rights; (4) keep in full force and effect present insurance policies or other comparable insurance coverage; and (5) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it.

     (d) Without the prior written consent of Parent, Subsidiary will not, and Subsidiary Shareholders will not permit Subsidiary to: (1) make any change in its Articles of Incorporation or Bylaws; (2) issue any securities; (3) declare or pay any dividend or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock; (4) enter into any contract or commitment or incur any liability or make any capital expenditures except in the normal course of business; (5) increase the compensation payable or to become payable to any officer, employee or agent, or make any bonus payment to any such person; (6) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (7) sell, assign, lease, license or otherwise transfer or dispose of any property or equipment except in the normal course of business; or (8) merge, consolidate or otherwise reorganize or agree to merge or consolidate or otherwise reorganize with or into any other corporation or entity.

                                   ARTICLE VI

                               FURTHER AGREEMENTS
                               ------------------

     Section 6.01   Continuity of Interest Agreement. On the date hereof,
     ------------   --------------------------------
Subsidiary Shareholders, Subsidiary and Parent shall execute a continuity of interest agreement (the "Continuity of Interest Agreement") substantially in the form of Exhibit "C" attached hereto and made a part hereof.

     Section 6.02   Employment Agreements. On the date hereof, each of the
     ------------   ---------------------
Subsidiary Shareholders, as Employee, and Subsidiary, as Employer shall execute employment agreements (the "Employment Agreements") substantially in the form of Exhibits "D" and "E" attached hereto and made a part hereof.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT
                           -------------------------

     Section 7.01   Termination. This Reorganization Agreement shall terminate
     ------------   -----------
in the event of and upon termination of the Plan of Exchange. Notwithstanding shareholder approval of this Reorganization Agreement, this Reorganization Agreement may be terminated at any time prior to the Effective Time by any party by written notice to the other parties prior to the Effective Time. In the event of termination of this Reorganization Agreement and the Plan of Exchange, the Continuity of Interest Agreement and the Employment Agreements shall automatically terminate. Each party agrees that, in the event this Reorganization Agreement is terminated, it will not disclose to any individual, corporation, partnership, joint venture, sole proprietorship, association, syndicate, trust or other person or entity any confidential or proprietary information (including but not limited to any software, customer lists, pricing policies, profit margins, training and instruction manuals, reports, recommendations, work-product, and other information) heretofore or hereafter acquired by it concerning or relating to the operations, business or affairs of the other parties. The purpose of this Section is to protect a party from the disclosure of or use by another party of proprietary or other confidential business information of a party obtained through this Reorganization Agreement, but not to prevent any party from using, in connection with its future business ventures, information which it previously knew or which is generally known in the industry. The parties have examined in detail the restrictive covenants and agreements contained in this Section and agree that the restraints imposed upon the parties herein are not unduly harsh or oppressive, are a material inducement to each of the parties to execute this Reorganization Agreement, and are reasonable in order to protect the parties and their legitimate business interests. Any breach or evasion of any term or provision of this Section shall be deemed to have caused immediate and irreparable injury to the affected party and will authorize recourse by such affected party to injunctive relief and/or specific performance, as well as to any and all other legal or equitable remedies to which such affected party may be entitled.

     Section 7.02   Amendment. This Reorganization Agreement may be amended by
     ------------   ---------
the parties hereto, at any time before or after approval hereof by the Subsidiary Shareholders, but only by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     Section 8.01   Waiver. At any time prior to the Effective Time, the parties
     ------------   ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 8.02   Notices. All notices required or permitted to be given
     ------------   -------
hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other nationally recognized overnight courier service, or five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed to the applicable party as follows:

     OnCOURSE TECHNOLOGIES, INC.
     Attention: Charles W. Beyer, President
     3106 South 166th Street
     New Berlin, WI  53151

     CIMTRONICS, INC.
     Attention: E. Michael Zaworski, President
     7434 East Stetson Drive
     Suite C165
     Scottsdale, AZ  85251

     E. MICHAEL ZAWORSKI and SHERRI G. ZAWORSKI
     8100 East Camelback Road
     #138
     Scottsdale, AZ  85251

     Section 8.03   Entire Agreement. This Reorganization Agreement, the Plan of
     ------------   ----------------
Exchange, the Articles of Exchange, the Continuity of Interest Agreement and the Employment Agreements constitute the entire agreement between the parties as to the Exchange and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other, except as contained in this Reorganization Agreement, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Reorganization Agreement and the Plan of Exchange, it being intended that no such prior representations or statements shall survive the execution and delivery of this Reorganization Agreement and the Plan of Exchange.

     Section 8.04   Non-Waiver. The failure in any one or more instances of a
     ------------   ----------
party to insist upon performance of any of the terms, covenants or conditions of this Reorganization Agreement, to exercise any right or privilege conferred in this Reorganization Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Reorganization Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     Section 8.05   Counterparts. This Reorganization Agreement may be executed
     ------------   ------------
in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     Section 8.06   Severability. The invalidity of any provision of this
     ------------   ------------
Reorganization Agreement or portion of a provision shall not affect the validity of any other provision of this Reorganization Agreement or the remaining portion of the applicable provision.

     Section 8.07   Governing Law. This Reorganization Agreement and the Plan of
     ------------   -------------
Exchange shall be construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed entirely therein, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of hereof or thereof to the law of another jurisdiction, and, as applicable, in accordance with the laws of the United States of America.

     Section 8.08   Binding Effect; Benefit. This Reorganization Agreement shall
     ------------   -----------------------
inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Reorganization Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Reorganization Agreement, including, without limitation, third party beneficiary rights.

     Section 8.09   Assignability. This Reorganization Agreement shall not be
     ------------   -------------
assignable by any party without the prior written consent of the other parties; provided, however, that Parent shall have the right at the Effective Date or subsequently thereto, to cause the stock of Subsidiary to be transferred to a wholly-owned subsidiary of Parent.

     Section 8.10   Headings. The description headings in this Reorganization
     ------------   --------
Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Reorganization Agreement. Words used in this Reorganization Agreement, regardless of the gender or number specifically used, shall be deemed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context may require.

     Section 8.11   Further Assurances. Subsidiary and Subsidiary Shareholders
     ------------   ------------------
shall at any time, or from time to time, as and when requested by Parent, or its successors and assigns, execute and deliver, or cause to be executed and delivered, all such conveyances, assignments, transfers, deeds or other instruments, and shall take or cause to be taken such further action as Parent, or its successors and assigns, may deem necessary or desirable in order to evidence the Exchange contemplated herein and otherwise to carry out the intent and purposes of this Reorganization Agreement.

     Section 8.12   Contract Interpretation. This Reorganization Agreement shall
     ------------   -----------------------
not be more strictly construed against any party regardless of who was responsible for the preparation hereof. For purposes of contract interpretation and for the purpose of resolving any ambiguity herein and therein, the parties agree that this Reorganization Agreement and the other Exchange documents were prepared jointly by their respective attorneys.

     Section 8.13   No Brokers. Parent represents, warrants and covenants with
     ------------   ----------
Subsidiary and Subsidiary Shareholders, and Subsidiary and Subsidiary Shareholders jointly and severally represent, warrant and covenant with Parent, that no brokerage fees or commissions or finders' fees have been incurred by any of them or are payable, to the best of their respective knowledge, in connection with the transactions contemplated by this Reorganization Agreement. Each of Parent, Subsidiary and Subsidiary Shareholders shall bear their own legal, accounting and other costs and expenses incurred in connection with this Reorganization Agreement.

     Section 8.14   Submission of Agreement. The submission of this
     ------------   -----------------------
Reorganization Agreement for examination does not constitute a reservation of or option to the Exchange described herein, and this Reorganization Agreement shall become effective only upon the execution hereof by all of Parent, Subsidiary and Subsidiary Shareholders.

     IN WITNESS WHEREOF, the Parent has caused this Reorganization Agreement to be executed by its duly authorized officers on September 30, 1999 with the intent to be legally bound.

PARENT:
------
ATTEST:                         OnCOURSE TECHNOLOGIES, INC.
 /s/ Bernard A. Woods, III      By:  /s/ Charles W. Beyer
     (Corporate Seal)           Its: President

     IN WITNESS WHEREOF, the Subsidiary has caused this Reorganization Agreement to be executed by its duly authorized officers on September 28, 1999 with the intent to be legally bound.

SUBSIDIARY:
----------
ATTEST:                         CIMTRONICS, INC.
/s/ Sherri Zaworski             By: /s/ E. Michael Zaworski
     (Corporate Seal)           Its: President

     IN WITNESS WHEREOF, the Subsidiary Shareholders have executed this Reorganization Agreement on September 28, 1999 with the intent to be legally bound.

SUBSIDIARY SHAREHOLDERS:
-----------------------
WITNESS:                        E. MICHAEL ZAWORSKI
 /s/ Mary Adams                 /s/ E. Michael Zaworski
WITNESS:                        SHERRI G. ZAWORSKI
/s/ Mary Adams                  /s/ Sherri G. Zaworski